EXHIBIT(j)(ii)

SPECIAL CUSTODY ACCOUNT AGREEMENT

This SPECIAL CUSTODY ACCOUNT AGREEMENT (“Agreement”), dated as of October 9, 2012, by and among The Cushing Renaissance Fund (“Customer”), U.S. Bank, N.A. (“Custodian”), and Merrill Lynch Professional Clearing Corp. (“Broker”).

WHEREAS, Broker is registered as a broker-dealer with the Securities and Exchange Commission and is a member of various Self-Regulatory Organizations, as that term is defined in Section 3(a)(26) of the Exchange Act (as defined below) (“Self-Regulatory Organizations”);

WHEREAS, Customer has obtained and desires to obtain, from time to time, purpose credit within the meaning of Regulation T of the Fed (each as defined below), and to maintain such credit;

WHEREAS, Customer has executed the Prime Broker Agreement dated October 9, 2012, as it may be amended, supplemented or otherwise modified from time to time, between Customer and Broker (the “Customer Agreement”), which provides for credit extensions;

WHEREAS, to facilitate the extension and maintenance of credit to Customer by Broker, the parties desire to establish procedures for use of the Special Custody Account (as defined below) to comply with Regulation T, the margin maintenance rules of the Self-Regulatory Organizations, other applicable margin requirements, and Broker’s credit policies and procedures as currently in effect and as modified or amended by Broker, from time to time, without the necessity of Customer’s consent (“Margin Rules”) and other applicable laws, rules and regulations (“Other Regulations”);

WHEREAS, to accomplish the foregoing, Custodian is prepared to act as custodian pursuant to this Agreement;

NOW, THEREFORE, Customer, Custodian and Broker hereby agree as follows:

1. DEFINITIONS

As used herein, the following terms have the following meanings:

(a) “Adequate Margin” means Collateral having such value, as determined by Broker in its sole discretion, as is adequate under the Margin Rules to secure the Secured Obligations.

(b) “Advice from Broker” or “Advice” means a written notice sent to Customer or Custodian by Broker. Advice for initial or additional Collateral or with respect to a short sale for Customer may be given orally. With respect to any short sale, Broker’s standard form of confirmation, in accordance with Exchange Act Rule 10b-10, shall be the Advice when sent to Customer with a copy to Custodian. Any Advice from Broker to Custodian directing transfer or redemption of any Financial Asset comprising the Collateral shall constitute an Entitlement Order of Broker. With respect to substitutions or releases of Collateral, Advice from Broker means a written notice signed by Broker and sent or transmitted to Custodian and Customer.

(c) “Article 8” means Article 8 of the NYUCC as in effect from time to time.

(d) “Article 9” means Article 9 of the NYUCC as in effect from time to time.

(e) “Clearing Agency” means an organization registered as a clearing agency under the Exchange Act or exempt from registration as a clearing agency under the Exchange Act.

(f) “Collateral” means each of (i) the Special Custody Accounts; and (ii) the assets, properties, rights and items (whether now owned or existing or hereafter acquired or coming into existence) that are on the date of this Agreement or may at any time, and from time to time, hereafter be deposited by or on behalf of Customer to, held, contained, evidenced, represented or reflected in or by, or related to or arising from, any Special Custody Account, including, in each case, without limitation, (A) any and all Certificated Securities, Uncertificated Securities, TRADES Securities, other Securities, Financial Assets, Security Entitlements, other Investment Property, Instruments, Accounts, General Intangibles, Chattel Paper, Documents, bank accounts, Securities Accounts and other collateral accounts, Money, Proceeds of any Collateral and other property, (B) any and all assets, properties, rights and items arising out of the ownership of or a distribution on or with respect to or relating to the items described in clause (A) above issued or distributed to Customer including, among others, Money, dividends, interest and distributions paid or distributed on account of the issuer of assets in the Special Custody Account, (C) any rights incidental to the ownership of any Collateral, including voting, conversion and registration rights and rights of recovery for violations of applicable laws and (D) to the extent not otherwise covered above, the proceeds of the exercise, redemption, sale or exchange of any Collateral.

(g) “Customer Agreement” has the meaning assigned to that term in the declarations on the first page.

(h) “Default” has the meaning assigned to that term in Section 4.

(i) “DTC” means The Depository Trust Company, a Clearing Agency, or any successor thereto.

(j) “DTC Participant” means any Person that is eligible to maintain, and maintains, one or more accounts with the DTC.

(k) “Eligible Assets” means, collectively, cash and such other assets, properties, Rights and items as Broker shall, from time to time, in its sole discretion, accept.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations and rules adopted thereunder.

(m) “Fed” means the Board of Governors of the Federal Reserve System.

(n) “Insolvency” means that: (i) Customer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against Customer seeking (under any law relating to bankruptcy, insolvency or reorganization, relief of debtors or similar law, whether now or hereafter from time to time in effect in the United States, any State or political subdivision thereof or any other jurisdiction) (1) to adjudicate it bankrupt or insolvent or (2) the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts or (3) the entry of an order for relief against, or the appointment of a trustee, receiver, custodian, liquidator or similar official for it or any substantial part of its property shall occur, or (iii) Customer shall take any action to authorize, or shall approve, consent to or acquiesce in, any of the actions set forth above in this definition.

(o) “Instructions from Customer” or “Instructions” means a notice, direction or certification in writing signed by Customer and sent to Custodian or Broker. When used herein, the term “Instruct” shall mean the act of sending or transmitting an Instruction from Customer.

(p) “Other Regulations” has the meaning assigned to that term in the preamble to this Agreement.

(q) “Margin Rules” has the meaning assigned to that term in the preamble to this Agreement.

(r) “NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

(s) “Person” means an individual, partnership, corporation, firm, business trust, joint stock company, trust, unincorporated association, joint venture, association, company, division of a corporation, governmental authority or other entity of whatever nature.

(t) “Right” means any lien, security interest, pledge, charge, encumbrance, claim, setoff right, ownership or property right, title or interest (including, without limitation, such as has been obtained by sale, transfer, assignment, conveyance, contribution, exchange or other disposition) or other right, title or interest of any kind (including, without limitation, such as are listed in the definition of “Collateral”).

(u) “Secured Obligations” means any and all Obligations (as such term is defined in the Customer Agreement) now or hereafter existing, obligations of Customer to affiliates of Broker and any and all obligations whether now existing or hereafter from time to time arising under this Agreement.

(v) “Security Interest” has the meaning assigned to that term in Section 2(b).

(w) “Self-Regulatory Organizations” has the meaning assigned to that term in the preamble to this Agreement.

(x) “Special Custody Account” has the meaning assigned to that term in Section 2(a).

(y) “TRADES” means the provisions for the transfer, creation and perfection of security interests in securities issued or guaranteed by the United States of America, or an agency or instrumentality of the United States that are maintained in book entry pursuant to 31 CFR Sections 357.01 through 357.44 and Supplement B and similar regulations of other United States governmental entities for the holding of securities issued by such governmental entities.

(z) “TRADES Securities” means Securities and other Collateral maintained in book entry form pursuant to TRADES.

The following terms have the respective meanings assigned in the NYUCC Sections indicated below: “Account” (NYUCC § 9-102), “Certificated Security” (NYUCC § 8-102), “Chattel paper” (NYUCC § 9-102), “Control” (NYUCC § 8-106) “Deliver” or “Delivery” (NYUCC § 8-301) “Documents” (NYUCC § 9-102), “Entitlement order” (NYUCC §8-102), “Entitlement Holder” (NYUCC §8-102), “Financial Asset” (NYUCC § 8-102), “General Intangibles” (NYUCC § 9-102), “Investment Property” (NYUCC §9-102), “Money” (NYUCC § 1-201), “Proceeds” (NYUCC § 9-102), “Securities Account” (NYUCC § 8-501), “Security” (NYUCC § 8-102), “Securities Intermediary” (NYUCC § 8-102), “Securities Intermediary’s Jurisdiction” (NYUCC § 8-110), “Security Entitlement” (NYUCC § 8-102) and “Uncertificated Security” (NYUCC § 8-102).

2. SPECIAL CUSTODY ACCOUNTS.

(a) Opening Special Custody Accounts. Custodian shall open one or (at the request of Broker) more separate special custody accounts, each such account to be entitled “Special Custody Account for Merrill Lynch Professional Clearing Corp. as Pledgee of The Cushing Renaissance Fund” (each a “Special Custody Account”) and shall hold in each Special Custody Account the Collateral. Eligible Assets shall be deposited into the Special Custody Account upon Advice or Instructions, given from time to time by Broker or Customer. Each Special Custody Account shall be a Securities Account containing, among other things, Securities Entitlements within the sole dominion and control of Broker. No Collateral may be withdrawn from or transferred from the Special Custody Account other than pursuant to an Advice from Broker, and only in accordance with such Advice. Customer shall at all times have on deposit Eligible Assets in each Special Custody Account with a value (as from time to time determined by Broker in its sole discretion and notified by Broker to Customer) not less than the Adequate Margin for the Secured Obligations. Upon Advice that the value of the Eligible Assets in the Special Custody Account(s) is less than the Adequate Margin for the Secured Obligations, Customer shall immediately deposit in the Special Custody Account additional Eligible Assets with a value (determined by Broker in its sole discretion) sufficient to remedy such deficiency. Custodian shall promptly advise Broker of each deposit, whether of Eligible Assets or otherwise, in to a Special Custody Account. All Collateral and the Special Custody Account shall be held by Custodian as agent of and custodian for Broker.

(b) Security Interest. Customer grants to Broker and the affiliates of Broker a continuing lien on and security interest in all Collateral and their Proceeds (the “Security Interest”), which Security Interest is intended to be and shall be, to the fullest extent provided by law, a first priority perfected security interest. The Security Interest shall terminate at such time as Collateral is released from the Special Custody Account to Customer at the direction and instruction of Broker. Collateral will be held for Broker by Custodian as a Securities Intermediary, on behalf of Broker, separate and apart from any other property of Customer which may be held by Custodian. Broker shall have all rights with respect to Collateral as it has under the Customer Agreement, including, without limitation, the right to pledge, rehypothecate enter into securities lending arrangements and repurchase agreements with the Collateral. Upon termination of this Agreement, other than by reason of a Default, Collateral will be released to Customer/Custodian in accordance with the Customer Agreement.

(c) Custodian Representations, Etc. Custodian represents, warrants, covenants and agrees as follows:

(i) Custodian is and will at all times maintain the Special Custody Accounts and all Collateral in its capacity as, (A) a “bank” (as defined in Section 3(a)(6) of the Exchange Act), (B) a Securities Intermediary with notice of Broker’s Security Interest, and (C) as appropriate, a DTC Participant, a Clearing Agency Participant, or a Member of a Federal Reserve Bank or an affiliate of a Member of a Federal Reserve Bank, Clearing Agency participant or DTC Participant. Custodian shall maintain all Collateral in its possession or, as applicable, with DTC, a Clearing Agency, or a Federal Reserve Bank, and shall notify Broker where the Collateral is held. Custodian shall hold all Collateral in its possession and control or in an account with a Clearing Agency or a Federal Reserve Bank that is identified as only containing property of customers of Custodian.

(ii) Each Special Custody Account and the Collateral contained therein shall be maintained on Custodian’s books and records separate from all other accounts, cash, assets, properties, rights and items (including, without limitation, any other Special Custody Account and other Collateral). Custodian shall not make or cause to be made deposits into or withdrawals from any Special Custody Account other than in accordance with this Agreement.

(iii) This Agreement is the legal, valid and binding obligation of Custodian, enforceable against Custodian in accordance with its terms.

(iv) The Collateral is not, and will not be, subject to any Right, in favor of Custodian or any Person claiming through Custodian (other than the Security Interest and the Rights of Customer permitted pursuant to this Agreement). Custodian irrevocably waives any right in favor of Custodian that it or any Person claiming through Custodian may have (other than the Security Interest and the rights of Customer under this Agreement). Custodian has not received any notice, and does not know, of any Right of any Person in the Collateral other than the Rights of Broker and Customer.

(v) Custodian will treat all Collateral (including, without limitation, all money comprising the Collateral) as Financial Assets, and will treat Broker and its affiliates as entitled to exercise any and all Rights, and to benefit from any and all property interests, that comprise such Financial Assets (including, without limitation, the Rights and property interests constituting Security Entitlements with respect to such Financial Assets). Custodian shall hold all Collateral solely for the benefit of Broker and its affiliates, shall comply with any and all Entitlement Orders originated by Broker (without further consent by Customer, any other Entitlement Holder or any other Person), shall accept instructions and Advice as to disposition of the Collateral and any other Entitlement Orders only from Broker and from no other Person and shall not release to Customer (except as otherwise specified in this Agreement), dispose of, or pledge, re-pledge, hypothecate or rehypothecate, or otherwise apply to the benefit of Custodian, Customer, any other Entitlement Holder or any other Person, any of the Collateral without, in each instance, the prior written consent and Advice of Broker.

(vi) As promptly as practicable, Custodian shall provide Broker and Customer or Customer’s designated agent with communication via electronic means or a secured web-site of each transfer into and out of each Special Custody Account, and shall periodically render to Broker and Customer a statement of the contents in the Special Custody Account and all transactions in the Special Custody Account since the date as of which the last such statement spoke, in the form and manner Custodian regularly uses for such statement.

(vii) To the extent that Customer is an investment company registered under the Investment Company Act of 1940 (“Investment Company Act”), Custodian shall be solely responsible for complying with the Customer’s instructions regarding maintaining sufficient Collateral in each Special Custody Account, ensuring the nature and quality of any such Collateral or Securities used to collateralize any or all Secured Obligations, as required by the Investment Company Act , no action and interpretive positions taken, and guidance given, by the Securities and Exchange Commission and its staff (“SEC”). Custodian understands and agrees that Broker shall not be responsible for giving any of the foregoing instructions or otherwise ensuring that the Customer is complying with the Investment Company Act in connection with entering into Secured Obligations, designating Eligible Assets, or maintaining any of Customer’s assets with the Custodian.

(d) Excess Collateral. Upon the request of Customer, from time to time, Broker may, if it determines such to be the case, issue an Advice to Custodian and Customer of any Collateral in any Special Custody Account which is in excess of the Adequate Margin and identify those Eligible Assets that may be removed from the Special Custody Account.

(e) Substitution of Collateral. Upon the request of Customer, from time to time, one or more Eligible Assets, in whole or in part, in a Special Custody Account may be returned to Customer upon the deposit by Customer of additional Eligible Assets into the Special Custody Account so as to maintain the value (as determined by Broker in its sole discretion) of the Eligible Assets in the Special Custody Account at least equal to Adequate Margin. Upon such a request and upon Broker’s Advice, which Advice will not be given prior to the deposit of the additional Eligible Assets (at least equal in value to the Eligible Assets to be returned to Customer), the item or items of Collateral to be returned to Customer shall be transferred from the Special Custody Account as directed by Customer.

(f) Accounts and Records. Custodian shall maintain the usual and customary accounts and records for the Collateral in each Special Custody Account as it maintains for its other custody accounts.

3. CERTAIN RIGHTS AND DUTIES OF CUSTODIAN

(a) Generally. Custodian shall receive and hold in each Special Custody Account, as agent of and custodian for Broker and upon the terms of this Agreement, all Collateral and all Monies and other property paid, distributed, received or substituted in respect of such Collateral or realized on the sale or other disposition of such Collateral by Broker; provided, however, that Custodian shall have no duty to require any proceeds of a sale to be delivered to it or to determine that the amount and form of assets delivered to it comply with any applicable requirements. Custodian may hold the Securities in each Special Custody Account in bearer, nominee, TRADES Securities, Securities Entitlement or other form and in a depository, Federal Reserve Bank or Clearing Agency, with or without indicating that the Securities are held hereunder; provided, however, that all Securities and other Collateral held in the Special Custody Account shall (i) be in an account of Custodian identified as holding assets of customers of Custodian at such depository, Clearing Agency or Federal Reserve Bank and (ii) be identified on Custodian’s records as subject to this Agreement and Broker’s first priority Security Interest therein and shall be in a form that permits transfer without additional authorization or consent of Customer. Customer hereby agrees to hold Custodian and its nominees harmless from any liability as holder of record.

(b) Dividends and Interest. Any dividends, interest or other distributions paid with respect to the Collateral held in any Special Custody Account when collected, may be paid by Custodian to Customer or Customer’s designee if, after giving effect thereto, there is Adequate Margin in the Special Custody Account, provided that, upon Advice of Broker to Custodian that a Default has occurred and is continuing (and so long as Broker shall not have given Custodian Advice that such Default is no longer continuing), Custodian shall apply such dividends and interest in accordance with the Advice, from time to time, of Broker to Custodian.

(c) Security Interest. Except as otherwise specified in this Agreement, Custodian shall have no responsibility for the validity or enforceability of the Security Interest.

(d) Limitation of Custodian’s Liability. Custodian’s duties and responsibilities are set forth in this Agreement. Unless otherwise specified in this Agreement, Custodian shall act only upon receipt of Advice from Broker regarding release, delivery or substitution of Collateral. Custodian shall not be liable or responsible for anything done, or omitted to be done, by it in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice or other communication from Broker which it reasonably believes to be genuine and authorized. As between Custodian and Broker, Broker shall indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any Advice, notice or instruction of Broker under this Agreement, except for losses or liabilities arising out of Custodian’s negligence, recklessness or willful misconduct. In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with the Margin Rules. Custodian shall not be liable to any party for any acts or omissions of the other parties to this Agreement. Custodian shall not be liable for any losses caused directly or indirectly by any inability of Custodian to perform occasioned by suspension of trading, wars, civil disturbances, strikes, natural calamities, labor or material shortages, government restrictions, acts or omissions of exchanges, specialists, markets, Clearing Agencies or information providers, delays in mails, delays or inaccuracies in the transmission of orders or information, governmental or Self-Regulatory Organizations laws, rules or actions, or any other causes beyond Custodian’s control, or for any consequential, incidental, punitive, special or indirect damages, economic loss or lost profits, even if Custodian is advised of the possibility of such damages or loss.

(e) Compensation. Customer shall timely pay Custodian its fees, charges and expenses for providing and servicing the Special Custody Account. Upon the written request of Custodian, Broker may, upon the failure of Customer, pay the fees, charges and expenses of Custodian for providing and servicing the Special Custody Account. For each such instance, Customer shall promptly reimburse Broker, and, until Customer reimburses Broker, such amount shall be added to the Secured Obligations and be subject to the terms of this Agreement and the Customer Agreement. If Broker determines to do so, it may issue Custodian an Advice to withdraw Money from the Special Custody Account up to the amount or Custodian’s then unpaid fees, charges and expenses hereunder. Custodian may act in accordance with such Advice.

4. DEFAULT

In the event (each a “Default”) of (i) a failure by Customer to maintain Adequate Margin (ii) a failure by Customer to make any payment hereunder or under the Customer Agreement when due (including, among others, upon demand by Broker, payment of any losses sustained by Broker as may occur under the Customer Agreement), (iii) a failure by Customer to timely comply with any obligations on Customer’s part to be performed or observed under this Agreement or the Customer Agreement, (iv) a failure of any representation, warranty or covenant of Customer hereunder to be accurate in all material respects, (v) Customer’s Insolvency, (vi) a determination by Broker that Broker is not fully secure as to payment by Customer of any obligation of Customer to Broker, whether arising under this Agreement, the Customer Agreement or otherwise, (vii) a breach of any agreement between or among Broker and Customer, whether or not related to the Customer Agreement, or (viii) a breach of any agreement between or among Customer and Broker or an affiliate of Broker, then, upon any such Default, Broker may, from time to time, in addition to any other rights Broker has under the Customer Agreement, (1) sell some or all Eligible Assets in the Special Custody Account, and apply any or all of the Money in the Special Custody Account to purchase securities sold short by Customer or pay to Broker all or part of the Secured Obligations or any other obligations of Customer to or for an affiliate of Broker, (2) remove any one or more items, in whole or in part, of Collateral from such Special Custody Account and register such Collateral in Broker’s name or in the name of Broker’s Securities Intermediary, agent or nominee or any of their nominees, (3) exercise any voting, conversion, registration, purchase or other Rights of a holder of any Collateral and any reasonable expense of such exercise shall be deemed to be an expense of preserving the value of such Collateral and shall constitute a Secured Obligation hereunder, (4) collect, including by legal action, any notes, checks or other Instruments for the payment of Money included in the Collateral and compromise or settle with any obligor of such instruments, and (5) exercise any and all rights and remedies provided under the Customer Agreement, the NYUCC, Article 8 and Article 9 or otherwise available under applicable law. Broker shall attempt, but not be obligated, to give reasonable advance notice to Customer, prior to its taking any of the foregoing actions. Upon Advice from Broker, Custodian shall promptly deliver any or all of the Collateral free of payment to Broker. Custodian will attempt to provide prompt telephone notice to Customer of any receipt by Custodian of Advice from Broker to deliver Collateral to Broker free of payment. Each sale of or purchase out of Collateral may be made according to Broker’s judgment and may be made, at Broker’s discretion, on the exchange or other market for such Collateral.

5. LIMITATION OF BROKER LIABILITY TO CUSTOMER

Broker shall not be liable to Customer for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer’s account, at Customer’s direction or otherwise, except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s gross negligence, willful misconduct or bad faith. Notwithstanding anything set forth in this Agreement, Broker shall not be liable for any losses caused directly or indirectly by any inability of Broker or Customer to perform occasioned by suspension of trading, wars, civil disturbances, strikes, natural calamities, labor or material shortages, government restrictions, acts or omissions of exchanges, specialists, Self-Regulatory Organizations, Clearing Agencies or information providers, delays in mails, delays or inaccuracies in the transmission of orders or information, governmental, or Self-Regulatory Organization laws, rules or actions, or any other causes beyond Broker’s or Customer’s control, or for any consequential, incidental, punitive, special or indirect damages, economic loss or lost profits, even if Broker is advised of the possibility of such damages or loss. Broker shall not be liable to any party for Customer’s violation of, or noncompliance with, the Investment Company Act, rules adopted thereunder or SEC no action or interpretive guidance regarding that Act in connection with the Special Custody Account or any of the activities or transactions occurring therein that result or may result in a violation of that Act.

6. CUSTOMER REPRESENTATIONS, ETC.

Customer represents, warrants, covenants and agrees that:

(a) Customer is and at all times during the life of this Agreement will be the legal or beneficial owner of the Collateral, in each case (i) with full power and authority, without limitation, to sell, transfer, assign, convey, contribute or otherwise dispose of the Collateral, subject to the Security Interest, including, without limitation, to grant the Security Interest to Broker and to bestow upon Broker all the rights and remedies thereunto appertaining under applicable law or pursuant to this Agreement, and otherwise to deal (in accordance with this Agreement and the Customer Agreement) with, the Special Custody Accounts and the Money and the other assets, properties, Rights and items from time to time constituting, or purporting to constitute, Collateral and (ii) free of any and all Rights whatsoever (other than the Security Interest).

(b) The Collateral is and will be freely transferable and assignable, and no portion of the Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision, declaration of trust or other contractual or legal restriction of any nature which might prohibit, impair, delay or otherwise affect the pledge of the Collateral hereunder, or the sale or disposition of the Collateral pursuant hereto after the exercise by Broker of its rights and remedies hereunder.

(c) This Agreement constitutes the legal, valid and binding obligation of Customer, enforceable against Customer in accordance with its terms.

(d) Broker has, and will have, a valid and enforceable perfected first-priority lien on and security interest in the Collateral. Customer has taken and shall continue to take all steps to insure that each Special Custody Account is, and will at all times remain, under the dominion and Control of Broker.

(e) The execution, delivery and performance of this Agreement and the Customer Agreement, the grant of the Security Interest hereunder and the consummation of the transactions contemplated hereby or thereby do not and will not: (i) violate any law, rule, regulation, judgment, writ, injunction or order of any court or governmental authority, in each case applicable to Customer; (ii) violate or result in the breach of or default under the charter, bylaws or other organic documents of Customer, or any other agreement to which Customer is a party or by which any of its properties or the Collateral are bound, or (iii) violate any restriction on the transfer of any of the Collateral.

(f) No consent, approval, license, permit or authorization of any Person or any governmental authority is requested or required for the valid execution, delivery and performance of this Agreement and the Customer Agreement, the creation and perfection of the Security Interest or the valid and effective exercise by Broker of the Rights available to it under this Agreement, the Customer Agreement or at law.

(g) Customer shall take all steps reasonably requested by Broker to secure for Broker, its successors and assigns the benefits of this Agreement, including such steps as may reasonably be requested by Broker to perfect the security interests contemplated by this Agreement, including, whether or not a Default has occurred, endorsing and delivering checks, notes and other Instruments for the payment of Money, endorsing and delivering Securities certificates, executing and delivering instructions to the issuers of Uncertificated Securities, and executing and filing financing statements and continuations and amendments to financing statements in any State of the United States. If Customer fails, following any such request, to perform any act required by this Agreement, Broker may perform such act in the name and on behalf of Customer, at Customer’s expense, which shall be chargeable to Customer and shall constitute a Secured Obligation, and Customer appoints Broker as its true and lawful attorney in fact to do all such acts.

(h) Customer shall not, without the prior written consent of Broker, take any action in respect of the Collateral if such action would require the release of, or would adversely affect, any Collateral, the Security Interest therein or Broker’s rights with respect thereto.

(i) Customer shall not be liable for any consequential, incidental, punitive, special, or indirect damages, economic loss or lost profits, even if Customer is advised of the possibility of such damages or loss.

(j) If Customer is an investment company registered under the Investment Company Act, Customer is solely responsible for ensuring that the Special Custody Account, Secured Obligations, Collateral, and terms of this Agreement meet the requirements imposed on it by the Investment Company Act, rules adopted thereunder and SEC no action, interpretations and guidance relating to that Act. To the extent Customer’s discretionary investment manager (“Adviser”) is authorized to give instructions to Custodian and Broker regarding the Special Custody Account, Customer confirms that Adviser knows and understands the Investment Company Act’s requirements regarding custodial accounts such as the Special Custody Account and holds the Adviser responsible for performing its services with regard to the Special Custody Account in a manner that complies with the Investment Company Act and Other Regulations.

7. TERMINATION

(a) Any of the parties hereto may terminate this Agreement by notice in writing to the other parties hereto: provided, however, that (i) the status of any short sales, and of Collateral held at the time of such notice to margin such short sales shall not be affected by such termination until the release of such Collateral pursuant to applicable law or regulations or rules of any Self-Regulatory Organization to which Broker is subject; (ii) Customer shall not be entitled to terminate this Agreement unless and until Customer shall have indefeasibly paid in full in cash to Broker all Secured Obligations then outstanding; (iii) Customer shall not be entitled to terminate this Agreement if Default has occurred and has not been cured or waived by Broker; and (iv) Custodian shall not be entitled to terminate this Agreement unless and to the extent that, immediately before such termination, (A) Customer shall have also been entitled to terminate this Agreement in accordance with clause (ii) above or (B) the Collateral shall have been transferred to Broker or its designee, and Broker shall continue to have a valid and enforceable perfected first-priority lien and Security Interest in the Collateral.

(b) The Security Interest shall terminate (i) with respect to Collateral released or paid from a Special Custody Account to Customer, upon such release or payment; and (ii) in any other case, upon the indefeasible payment in full in cash to Broker of all Secured Obligations then outstanding. Any Collateral in which the Security Interest shall have terminated in accordance with the preceding sentence shall be transferred to Customer or its designee.

8. NOTICES

All Advices, Instructions and other communications required hereunder to be in writing shall be sent by facsimile transmission, hand delivered as required herein, or, when another method of delivery is not specified, mailed first class, postage prepaid, except that written notice of termination shall be sent by certified mail, return receipt requested in each case addressed as set forth on the relevant signature page to this Agreement. All other communications not required to be in writing may be sent by e-mail or by telephone number to the e-mail address or telephone number set forth under that party’s name on the relevant signature page to this Agreement, and where provided to be given by e-mail shall be sent to the e-mail address set forth on the relevant signature page.

9. GOVERNING LAW; JURISDICTION

(a) This Agreement (including, without limitation, the creation, validity, perfection and priority of the Security Interest) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof. In furtherance of the foregoing, Broker, Customer and Custodian agree that, for all purposes of this Agreement (including for purposes of NYUCC §§ 9-103(6)(e) and 8-110), Custodian is the Securities Intermediary.

(b) Each of Broker, Custodian and Customer hereby consents (i) to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County and the courts of the United States of America for the Southern District of New York; and (ii) that any suit, action, proceeding or dispute that may arise from time to time out of or in connection with this Agreement or any and all of the Collateral may be brought, or initiated and settled in such courts. Each of Broker, Custodian and Customer waives any objection that it may now or hereafter have to the venue of any such suit, action, proceeding or settlement in any such court, or that such suit, proceeding or settlement was brought in an inconvenient forum, and agrees not to plead or claim the same. Each of Broker, Custodian and Customer authorizes the service of process on itself by registered or certified mail or courier service at its address set forth on the relevant signature page of this Agreement.

(c) To the maximum extent permitted by applicable law, each of Broker, Customer and Custodian irrevocably waives all right to trial by jury in any suit, action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or related to this Agreement or any and all of the Collateral.

10. THIS AGREEMENT CONTROLS

Notwithstanding anything to the contrary in this Agreement, in the event of any inconsistency or conflict between this Agreement and the Customer Agreement, the Customer Agreement shall prevail.

11. COUNTERPARTS

This Agreement may be executed in any number of counterparts and shall become effective at such time as counterparts executed by all of the parties to this Agreement have been delivered. Each copy of this Agreement that includes counterparts executed by each party to this Agreement shall be an original hereof.

12. CAPTIONS/HEADINGS

The captions and headings preceding the text of each section herein shall be disregarded in connection with the interpretation of this Agreement.

13. REMEDIES AND WAIVERS

No failure by Broker to exercise, and no delay by Broker in exercising any right or remedy will operate as a waiver thereof, nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

14. SEVERABILITY

If at any time any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

15. MISCELLANEOUS

15.1 This Agreement supersedes all prior agreements as to matters within its scope. Except to the extent otherwise specifically provided in any other agreement between or among Broker, Custodian and Customer, if there is any conflict or inconsistency between this Agreement and any other such agreement, the terms of this Agreement shall prevail.

15.2 Broker may execute any of its duties and exercise any of its rights hereunder by or through agents (which may include affiliates) or employees. In selecting and appointing agents, Broker shall use reasonable care to ensure that it appoints only reportedly competent persons or entities. Broker shall not be liable for the acts or omissions of any agent selected by it with reasonable care. Broker may consult with legal counsel and any action taken or suffered in good faith in accordance with the advice of such counsel shall be full justification and protection to it.

15.3 Except for the Security Interest granted to affiliates of Broker and other rights of affiliates of Broker hereunder, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties to this Agreement, their respective successors and permitted assigns.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year set forth below.

THE CUSHING RENAISSANCE FUND

By:	/s/ Jerry V. Swank
Name:	Jerry V. Swank
Title:	President

Address: 8117 Preston Road, Suite 440

Dallas, TX 75225

Telephone No.:214.692.6334

Fax No.: 214-219-2353

Email: Kfrankovich@swankcapital.com

Contact Person: Katie Frankovich

U.S. BANK, N.A.

By:
Name:	Michael R. McVoy
Title:	Senior Vice President

U.S. Bank, N.A.

Address: 1555 Rivercenter Dr, MK-WI-S302

Milwaukee, WI 53202

Telephone No.: 414-905-6116

Fax No.:866-350-5066

Email: Tom.Fuller@usbank.com

Contact Person: Tom Fuller

MERRILL LYNCH PROFESSIONAL CLEARING CORP.

By:
Name:
Title:

Address: Bank of America Tower

One Bryant Park – 6th FL

New York, NY 10036

Attention: Legal Notices

Email:DG.Legal_Notices_MLPRO@baml.com

APPENDIX A

To Special Custody Account Agreement Among

The Cushing Renaissance Fund (the “Customer”),

Merrill Lynch Professional Clearing Corp. (“Broker”)

and U.S. Bank, N.A. (“Bank Custodian”)

Dated as of

AUTHORIZED PERSONS FOR MERRILL LYNCH PROFESSIONAL CLEARING CORP.

Custodian is directed to accept and act upon Advice from Broker received from any one of the following persons at Merrill Lynch Professional Clearing Corp.

Name	Telephone/Fax Number	Signature

1. Colin Peters	1. (t) 212-670-0299 (f) 212-670-4262	1.

2. Ryan Crook	2. (t) 212-670-2067 (f) 646-736-5400	2.

3. Michael Pagano	3. (t) 212-449-9403 (f) 212-670-2711	3.

4. Louis Dubison	4. (t) 212-670-0660 (f) 212-670-2711	4.

5. Carmine Martinelli	5. (t) 212-670-2885 (f) 212-670-2711	5.

6. Dina Faiella	6. (t) 212-670-0310 (f) 212-670-2711	6.

7. Hanna Borkowski	7. (t) 212-670-2622 (f) 212-670-2711	7.

Authorized by:                                         , as authorized agent of Broker

Name: Anthony Strazza
Title:
Date: , 20

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APPENDIX B

The Cushing Renaissance Fund,

Merrill Lynch Professional Clearing Corp.

and U.S. Bank, N.A.

Dated as of

AUTHORIZED PERSONS FOR THE CUSHING ROYALTY & INCOME FUND

Cushing MLP Asset Management, LP

Custodian is directed to accept and act upon Instructions from Customer received from any one of the following persons at Cushing MLP Asset Management, LP, as authorized by the Customer.

Name	Telephone/Fax Number	Signature

1.	1.	1.

2.	2.	2.

3.	3.	3.

Authorized by:                                         , as authorized agent of Customer

Name:
Title:
Date:

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